                                                                    Exhibit 10.1
                                                                    ------------

                     FORM OF CORPORATE SEPARATION AGREEMENT

                              --------------------

                         IREX CORPORATION, ACandS, INC.,

                          CENTIN, LLC, SPACECON, LLC

                                       AND

                       SPECIALTY PRODUCTS & INSULATION CO.

                              _______________, 1998

                               TABLE OF CONTENTS
                               -----------------

                                                                      Page
                                                                      ----
1.  Definitions..........................................................1
2.  Spin-Off And Ipo.....................................................2
3.  Management Of The Businesses.........................................2
4.  Financing Arrangements...............................................2
5.  Intercompany Accounts................................................3
6.  Employee Benefit Plans...............................................3
7.  Real Estate Arrangements.............................................3
8.  Computer Support.....................................................3
9.  Health Insurance.....................................................6
10.  Liability And Worker's Compensation Insurance.......................6
11.  Bonds...............................................................6
12.  Tax Agreements......................................................7
13.  Closing Balance Sheet And Settlement Arrangements...................7
14.  Time Of Payments....................................................7
15.  Other Shared Arrangements...........................................7
17.  No Time Limitations On Adjustments..................................7
17.  Indemnification.....................................................7
18.  Non-Compete.........................................................8
19.  Offset..............................................................8
20.   Confidentiality....................................................9
21.  Dispute Resolution..................................................9
22.  Access To Books And Records.........................................9
23.  Miscellaneous.......................................................9
         (a)  Severability..............................................10
         (b)  No Third Party Beneficiaries..............................10
         (c)  Incorporation By Reference................................10
         (d)  Notices...................................................10
         (e)  Entire Agreement..........................................11
         (f)  Governing Law; Jurisdiction...............................11
         (g)  Amendments, Waivers And Consents..........................11
         (h)  Effect Of Headings........................................11
         (i)  Counterparts..............................................12
         (j)  Survival..................................................12
         (k)  Assignment................................................12

                         CORPORATE SEPARATION AGREEMENT
                         ------------------------------

     THIS CORPORATE SEPARATION AGREEMENT ("Agreement") made this ______ day of _______________________, 1998 between IREX CORPORATION, a Pennsylvania corporation ("Irex"), its wholly owned contracting subsidiaries, ACANDS, INC. a Delaware corporation ("ACandS"), CENTIN, LLC, a Delaware limited liability company ("CENTIN"), SPACECON, LLC, a Delaware limited liability company ("Spacecon") (ACandS, CENTIN and Spacecon are collectively referred to herein as the "Contracting Subsidiaries" and Irex, ACandS, CENTIN and Spacecon, as the "Irex Group"), and SPECIALTY PRODUCTS & INSULATION CO., a Pennsylvania corporation ("SPI").

                                  WITNESSETH:

     WHEREAS, Irex is a holding company which owns the Contracting Subsidiaries, which are engaged in the specialty contracting business, and SPI, which is engaged in the distribution of mechanical insulation and architectural products (the "Distribution Business");

     WHEREAS, the Board of Directors of Irex has determined that it is in the best corporate interest of Irex and its subsidiaries for SPI to operate as an independent company;

     WHEREAS, Irex shall accomplish the separation of SPI (the "Separation") through a tax-free spin-off (the "Spin-off") of 100 percent of the common stock of SPI to the shareholders of Irex;

     WHEREAS, immediately preceding the Spin-off, SPI shall pay to Irex a special dividend (the "Special Dividend") in the amount of $10,490,000 and immediately thereafter shall effect an underwritten initial public offering (the "IPO") of its common stock;

     WHEREAS, the Irex Group and SPI wish to enter various arrangements concerning their operations after the Separation, with such arrangements to be made, to the extent possible, as though they were made on an arms-length basis; and

     WHEREAS, the Irex Group and SPI wish to enter into agreements relating to the Separation, including agreements concerning previous participation in shared or common arrangements and programs.

     NOW, THEREFORE, in consideration of the premises contained herein, and upon the terms and conditions hereinafter set forth, each of the parties, intending to be legally bound, agrees as follows:

     1.   Definitions.  As used in this Agreement, the following terms shall
          -----------
have the following meanings:

          (a) "Closing Balance Sheet" shall mean the balance sheet of SPI as of the Closing Date reflecting the Spin-off, the IPO and the Special Dividend and the transactions contemplated herein.

          (b) "Closing Date" shall mean the closing date of the IPO.

     2.   Spin-off and IPO.  The Irex Group and SPI acknowledge and agree that
          -----------------
considerable cooperation among them will be necessary to effect the Spin-off and the IPO, and the parties agree to use their best efforts to effect such transactions. Irex will pay all ongoing third-party expenses incurred in connection with the Spin-off and the IPO as they are billed, including attorneys' and accountants' fees and expenses, filing fees, listing fees, printing costs and similar items; SPI will reimburse Irex for all such third-party expenses on the Closing Date. The fees of the investment bankers and financial advisors shall be paid directly by SPI out of the proceeds of the IPO, except that SPI shall reimburse Irex for any previous payments by Irex to the investment bankers and financial advisors relating to the Spin-off and IPO.

     3.   Management of the Businesses.  Irex and SPI acknowledge that the
          ----------------------------
services of employees of the other may be necessary after the Closing Date in connection with the transition which will occur as part of the Separation.
Thus, each agrees, to the extent possible, to make its employees available to the other in connection with such transition; provided, however, that (a) a party shall not be required to unreasonably disrupt its own business in order to provide such services and (b) to the extent that such services require a significant commitment of the employee's time, the party receiving such service shall reimburse the other party the reasonable value of such services. Neither Irex nor SPI will seek reimbursement for the services of an employee unless it has notified the other of its intention to seek such reimbursement, and of the proposed rate of reimbursement, prior to performance of the services.

     4.   Financing Arrangements.
          ----------------------

          (a) As of the Closing Date, the bank loans, letter of credit commitments, surety agreements and other financial obligations of Irex (collectively, the "Irex Financial Commitments") shall be the sole responsibility of Irex, and SPI shall have no liability under the Irex Financial Commitments. Irex shall obtain or cause to be obtained all appropriate releases, terminations and satisfactions necessary to fully release SPI from any and all liability in connection with the Irex Financial Commitments from and after the Closing Date, including, without limitation, under any guaranties, liens or security interests SPI may have previously given, executed or granted in connection with the Irex Financial Commitments.

          (b) SPI shall be responsible for all funding arrangements relating to its business beginning as of the Closing Date and Irex shall have no liability in connection with such arrangements. SPI shall use its best efforts to establish satisfactory financing arrangements for line of credit and letter of credit facilities in minimum amounts of $20 million and $1 million, respectively.

     5.   Intercompany Accounts.
          ---------------------

          (a) Except for amounts payable under the lease described in Section 7(a) hereof, all accounts receivable and payable between the parties shall be verified as of the Closing Date and such accounts shall be "netted" and settled as of the Closing Date.

          (b) Irex and SPI shall establish separate bank deposit accounts prior to the Closing Date. Notwithstanding any other provision of this Agreement, if the Irex Group or SPI receives payment on an account receivable of the other, it shall advise the other of such receipt within one (1) business day of learning of the receipt, and shall remit payment to the other within three (3) business days.

     6.   Employee Benefit Plans.
          ----------------------

          Obligations concerning employee benefit plans shall be governed by the Benefits Sharing Agreement dated ________________________ between Irex and SPI.

     7.   Real Estate Arrangements.
          ------------------------

          (a) From and after the Closing Date, SPI shall be entitled to continue to occupy and use the premises presently occupied and used by SPI located at 265 Harrisburg Avenue, Lancaster, Pennsylvania pursuant to the lease agreement between Irex and SPI dated December 30, 1992, as amended, which Lease shall continue in full force and effect in accordance with the terms and conditions thereof.

          (b) As of the Closing Date, SPI shall have vacated, and thereafter shall have no right to occupy, any of Irex's premises located on Lime Street, Lancaster, Pennsylvania.

     8.   Computer Support.  Irex has provided, and continues to provide, SPI
          ----------------
with use of, access to and support for certain computer resources consisting of:
(i) Irex's computer mainframe and related equipment and notes server; (ii) Irex's JDEdwards software applications, its communications software allowing remote access to the JDEdwards system, its Lotus Notes server software and other related software; and (iii) programming and communication services in connection with the software applications provided (the "Computer System"). Applications available to SPI through the Computer System include, but are not limited to, Address Book, Electronic Mail, Accounts Receivable, Accounts Payable, General Ledger, Financial Reporting, Payroll, Fixed Assets, Inventory Management, Sales Order Processing, Sales Analysis, Purchasing and Human Resources. For the period provided for in this Agreement (the "Service Period"), Irex will continue to provide SPI with such use, access and support, provided that Irex may outsource hardware, software or support services currently provided in-house at its sole discretion. SPI will comply with the non-financial terms, such as confidentiality obligations, of Irex's agreements with Computer System vendors during the Service Period.

          (a) During the Service Period, Irex warrants to SPI that the response time, service specifications, and operating capacity of the Computer System will be similar or better in all material respects than that available to SPI prior to the Closing Date. To the extent that the vendor of the frame relay network which Irex is installing provides Irex with guarantees concerning improved response time, Irex will provide those guarantees to SPI.

          (b) In the event that the Computer System at any time fails to operate according to the warranted response time, service specifications or operating capacity, Irex will employ its reasonable best efforts to timely address the problem, giving due regard to the impact on SPI's business. Irex, however, shall not be responsible for any loss to SPI resulting from failure of the Computer System to operate according to warranty. SPI's sole remedy for such failure shall be the correction of the failure and a reduction in its payments to Irex for Computer Systems Costs (as defined herein) for the period of failure.

          (c) In no event shall Irex be responsible for consequential or incidental damages in connection with the Computer System. Irex shall make available to SPI, or, if necessary, assert on behalf of SPI, any claim which may be available against any Irex vendor for deficiencies in the service provided to SPI, provided that SPI shall pay the cost of asserting such claim.

          (d) Irex shall make available to SPI any upgrades which Irex determines to accept or acquire from its vendors concerning the Computer System. During the Service Period, Irex will include SPI in the evaluation process of any enhancements, modifications or new releases announced by its software vendors, including access to the test environment prior to implementation thereof, and will give reasonable consideration to the interests of SPI in making upgrade decisions. Irex will upgrade to all new releases, modifications or enhancements necessary to maintain support from the vendor thereof.

          (e) As compensation for the services provided by Irex under this
Section 9, SPI will pay, on a monthly basis, a prorata share of Irex's Computer System Costs, as defined herein. This proration will be based, for each calendar month, beginning on the Closing Date, for charges of World Technology Services LLD ("WTS") and JDEdwards on the ratio of SPI concurrent users as defined by Irex's agreements with these vendors to total concurrent users as so defined. The remaining Computer System Costs will be allocated each calendar month based on the ratio of SPI input/output transactions as recorded by World Technology Services for the three most recent months for which data is available and attributable to SPI to the total input/output transactions recorded for all users for these months. In the event that a dispute arises concerning the amount of Computer System Costs chargeable to SPI, Irex will continue to provide the computer services specified in this Agreement while the dispute resolution procedure is pending.

          (f) "Computer System Costs" shall mean all costs incurred for the services of WTS or a replacement vendor of IBM AS 400 services, all costs for the use of JDEdwards software, and all other costs attributable to operation of the MIS function as determined by the Irex accounting system on a basis consistent with that used to allocate MIS costs on the Closing Date, excluding the cost of programmers, whether in-house or third party, except to the extent any programmer's time is attributable to work substantially beneficial to both Irex and SPI, and excluding the cost of telecommunications for field locations.

          (g) SPI will also pay to Irex on a monthly basis the actual cost of all programmers' time and field telecommunication costs attributable to its projects or its locations. In-house programmers' time will be quoted to SPI at hourly rates reasonably reflecting the compensation and overhead attributable to each programmer. Third-party programmers' time, other than time included within Computer System Costs, and field telecommunication costs will be charged at invoiced cost. Programmers' time will not be charged to SPI unless it has been authorized in writing by an individual designated by SPI to Irex as having the responsibility to authorize such time. SPI will also reimburse Irex for the cost of the materials, equipment and software purchased at SPI's request for use at SPI's locations in connection with the Computer System. Costs chargeable to SPI will not be included in Computer System Costs.

          (h) Irex will acquire and maintain all software licenses necessary to permit SPI's use of the Computer System, provided, however, that any additional hardware required by SPI at field locations after the Closing Date, and any software licenses required for installation of software directly in such field units will be paid for by SPI.

          (i) The parties understand and agree that the existing Computer System is set up to service the number of field locations and volume of business being performed by SPI, Irex, and other Irex subsidiaries as of the Closing Date. In the event that SPI grows to the extent that the existing Computer System must be significantly reconfigured to handle this growth, the pricing provided for herein will be renegotiated to more fairly and accurately account for such changed circumstances.

          (j) Irex understands that the software which WTS will use and the JDEdwards upgrade Irex will install during 1998 are Year 2000 compliant, and will resolve any remaining Year 2000 problems in the Computer System which are not related to specific PC's or PC software. Irex will make available to SPI the benefit of any Year 2000 warranties and certifications it receives from WTS, JDEdwards and other vendors.

          (k) This agreement for computer services shall extend for two (2) years from the Closing Date unless terminated by the mutual consent of the parties (the "Service Period"). SPI may, in its sole discretion, continue the Service Period for a third year by giving Irex six months written notice of its intention to so continue. If SPI desires to continue with the agreement after the third Service Period year, Irex and SPI will attempt in good faith to negotiate an extension, provided that SPI will give Irex notice at least six months prior to the end of the term whether or not it desires to negotiate such an extension.

     9.   Health Insurance.  For periods prior to the Closing Date, Irex has
          ----------------
maintained health insurance programs covering employees of both Irex and its subsidiaries, including SPI. The cost of these programs is determined in part by the actual cost of claims, for which Irex receives periodic bills or credits. SPI shall reimburse Irex for any increased cost after the Closing Date associated with these programs which are attributable to SPI claims, and Irex shall return to SPI any decreased cost after the Closing Date attributable to SPI claims.

     10.  Liability and Worker's Compensation Insurance.  Irex is the lead named
          ---------------------------------------------
insured on policies of liability insurance including general liability, automobile liability and worker's compensation insurance providing coverage for periods prior to the Closing Date for which Irex's subsidiaries, including SPI, are also named insureds. The cost of these programs is determined in part by the actual paid or incurred cost of claims. After the Closing Date, Irex will provide administration for these policies.

          SPI will reimburse Irex for any increased cost after the Closing Date associated with these policies which is attributable to SPI claims, and Irex will refund to SPI any decreased cost after the Closing Date associated with these policies attributable to SPI claims. These programs require letters of credit or other collateral for unfunded incurred losses and unfunded incurred but not reported losses ("IBNR"). SPI will also reimburse Irex for the cost of any collateral required by unfunded SPI incurred losses and IBNR developed from SPI losses. Irex will keep SPI advised concerning the handling of SPI claims, and will offer to SPI the exercise of settlement authority over SPI claims, to the extent such authority is available to Irex under the policies. Irex will not authorize settlement of any claims, the costs of which would be reimbursable by SPI hereunder, in an amount exceeding the claims handler's authority established in their existing Service Contracts without the approval of SPI. Nothing contained in this section will require SPI to pay any claim or costs for which it is indemnified pursuant to Section 17 herein.

     11.  Bonds.  Irex and SPI currently maintain bonds through a bonding
          -----
program which provides bonding capacity for Irex and its subsidiaries, including SPI. After the Closing Date, SPI will make required payments relating to the renewal of SPI Bonds and the members of the Irex Group will make required payments relating to the renewal of bonds for any of them. To the extent any member of the Irex Group is liable for any payment made on an SPI Bond or SPI is liable for any payment made on an Irex bond or bond of any other Irex subsidiary, the party for whose benefit the bond was obtained shall indemnify the other party for any payments made on such Bonds. Credits received on bond premiums paid prior to the Closing Date will be returned to the company for which the bond was obtained.

     12.  Tax Agreements.  Obligations of the parties with respect to taxes
          --------------
shall be governed by the Tax Sharing and Indemnification Agreement dated __________________ between Irex and SPI.

     13.  Closing Balance Sheet and Settlement Arrangements.  Irex and SPI shall
          -------------------------------------------------
settle all amounts due between the parties as a result of the Special Dividend, the payment of expenses associated with the Spin-off and the IPO pursuant to
Section 2 herein, and the settlement of the intercompany accounts pursuant to
Section 5 herein on the Closing Date, using the best data then available. Any required adjustments shall be made within forty-five (45) days after the Closing Date. Disputes concerning settlement of accounts shall be resolved as provided in Section 21 herein.

     14.  Time of Payments.  All payments required of either party herein other
          ----------------
than those relating to intercompany account adjustments, or the Special Dividend, or the payment of expenses associated with the Spin-off and the IPO will be made within 30 days of the date invoiced or otherwise requested.
Amounts to be credited shall be paid within 30 days of the date a refund is actually received, if from a third party, or the amount of the credit is determined, if internal to SPI or the Irex Group. The foregoing, however, shall not apply to payments or credits for materials purchased by the Contracting Subsidiaries from SPI after the Closing Date; such purchases are outside the scope of this agreement and will be independently provided for.

     15.  Other Shared Arrangements.  The parties acknowledge that any other
          -------------------------
shared or common arrangements which have not been identified and addressed herein by the parties as of this date shall be resolved in a manner consistent with the arrangements set forth herein.

     16.  No Time Limitations on Adjustments.  The provisions herein pertaining
          ----------------------------------
to payments or credits for increased or decreased costs relating to liability insurance, and health insurance will continue indefinitely, so long as any claims covered by this Agreement are open.

     17.  Indemnification.
          ---------------

          (a) SPI shall indemnify, hold harmless and defend Irex and the Contracting Subsidiaries from any and all damages, loss, liability, cost or expense, including attorneys fees, arising from or related to: (i) business conducted by SPI on or after December 24, 1981; and (ii) the breach by SPI of any representation, warranty or covenant of this agreement, subject to any limitations provided for herein.

          (b) Each member of the Irex Group shall jointly and severally indemnify, hold harmless and defend SPI from any and all loss, liability, cost or expense, including attorneys' fees, arising from or related to (i) business conducted by any of them at any time; (ii) any business conducted by any party to this Agreement prior to December 24, 1981; and (iii) the breach by any of them of any representation, warranty or covenant of this agreement, subject to any limitations provided for herein. Without limiting the generality of the foregoing, each member of the Irex

Group shall indemnify, hold harmless and defend SPI from any and all damages, loss, liability, cost or expense, including attorneys' fees, arising from or relating to the installation, sale, use, handling or removal of asbestos-containing products by any member of the Irex Group and any liability any member of the Irex Group has assumed concerning the installation, sale, use, handling or removal of asbestos-containing products.

          (c) The party seeking indemnity under this paragraph 17 (the "Indemnified Party") shall provide the party from which indemnity is sought (the "Indemnifying Party") with prompt notice of any notice, demand, claim, suit or proceeding which may result in an indemnity obligation ("Indemnified Claim"). Upon receipt of such notice, the Indemnifying Party shall immediately undertake the defense of such Indemnified Claim, and pay all out of pocket costs and expenses associated therewith. The Indemnifying Party shall keep the Indemnified Party informed of all developments concerning the Indemnified Claim, and shall afford the Indemnified Party the opportunity, at the Indemnified Party's expense, to associate counsel in the defense of the Indemnified Claim if it so chooses. The Indemnified Party shall provide the Indemnifying Party with any necessary cooperation in the defense of the Indemnified Claim. So long as it agrees to make prompt payment, the Indemnifying Party may settle, compromise or resolve the Indemnified Claim for any amount which it determines appropriate. No delay in giving notice shall relieve a party of any liability hereunder unless the party is materially and adversely affected by the delay.

          (d) Nothing contained in subparagraph (a) and (b) above shall affect the obligation of SPI, for warranties for materials sold by SPI to the Contracting Subsidiaries. The warranties shall be as provided at the time of sale, and shall be unaffected by this agreement.

     18.  Non-Compete.  For a period of five (5) years from the Closing Date,
          -----------
the Irex Group, and any business or entity owned or controlled in whole or in part by any of them shall not distribute any mechanical insulation, acoustical ceiling, passive fire protection and related or ancillary products in competition with SPI, and SPI and any business or entity owned or controlled by it in whole or in part shall not engage in any insulation contracting, interior finish, contracting, asbestos, lead or hazardous material abatement contracting, or any related specialty contracting in competition with any member of the Irex Group. It shall not be a violation of this agreement for any member of the Irex Group to continue any outright sale operation which it is conducting on the Closing Date from the same location and on the same scale, or to make incidental or opportunistic material sales. The parties agree that remedies at law are inadequate for a breach of this provision, and that, in addition to any other available remedies, the party seeking to enforce this provision may obtain an injunction against any breach hereof.

     19.  Offset.  In the event that any member of the Irex Group fails to pay
          ------
an obligation to SPI when due, SPI may offset any sum which it owes to any member of the Irex Group against the unpaid obligation. In the event that SPI fails to pay an obligation to any member of the Irex Group when due, any member of the Irex Group may offset any sum which it owes SPI against the unpaid obligation.

     20.  Confidentiality.  Each of the parties, for itself and all of its
          ---------------
present or future affiliates, hereby agrees that it and all present and future affiliates will not in any manner, directly or indirectly, singly or jointly, intentionally or negligently disclose to any unauthorized party any Confidential Proprietary Information of the other party. "Confidential Proprietary Information" is defined to mean confidential information including, without limitation, trade secrets, client lists and other confidential and proprietary client information, marketing and business plans, pricing methods, methods of recruiting procedures, innovative techniques and other confidential and proprietary information of the other party. For the purposes of the foregoing, Confidential Proprietary Information shall not include:

               (i) information which is or becomes generally available to the public other than as a result of a disclosure by a party;

               (ii) information which was already known to a party on a nonconfidential basis prior to being furnished to a party by other party;

               (iii)   information independently developed by a party; or

               (iv) information which becomes available to a party on a nonconfidential basis from another source if such source was not known to such party to be subject to any prohibition against transmitting the information.

     21.  Dispute Resolution.  All controversies or claims arising out of or
          ------------------
relating to this Agreement shall be settled in the first instance by non-binding mediation between the parties using mutually agreeable professional mediation services and, failing a resolution through mediation within thirty (30) days of demand for same, thereafter by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association and the laws of the Commonwealth of Pennsylvania. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. All arbitration proceedings shall take place in the Commonwealth of Pennsylvania. The results of such arbitration shall be binding upon both parties. Until such arbitration is finally concluded, the provisions of this Agreement shall remain in full force and effect.

     22.  Access to Books and Records.  Subject to the provisions of Section 20
          ---------------------------
herein, each party shall grant the other party access to its books and records as necessary to allow the other party to conduct its business, file government returns, conduct litigation, or for any other legitimate purpose. Irex will grant SPI such access to books and records of Irex pertaining to insurance policies and programs, tax returns, computer services and other relevant matters as is necessary for SPI to verify the accuracy of billings to SPI pursuant to this Agreement.

     23.  Miscellaneous.
          -------------

          (a) Severability.  If any provision of this Agreement is held invalid
              ------------
or unenforceable, either in its entirety or by virtue of its scope or application to given circumstances, such provision shall thereupon be deemed modified only to the extent necessary to render the same valid, or not applicable to given circumstances, or excised from this Agreement, as the situation may require, and this Agreement shall be construed and enforced as if such provision had been included herein as so modified in scope or application or had not been included herein, as the case may be.

          (b) No Third Party Beneficiaries.  Neither this Agreement nor any
              ----------------------------
provisions set forth herein is intended to, or shall, create any rights nor confer any benefits upon any person other than the parties hereto.

          (c) Incorporation by Reference.  The Exhibits to this Agreement
              --------------------------
constitute integral parts of this Agreement and are hereby incorporated into this Agreement by this reference. The text of the Exhibits shall prevail over the description of such documents or the provisions hereof in this Agreement.

          (d)  Notices.  All notices, demands, consents or other communications
               -------
required or permitted hereunder shall be in writing and shall be deemed to have been given when personally delivered, when sent by registered or certified mail, return receipt requested, postage prepaid, or when sent via prepaid overnight courier, addressed to their respective addresses as set forth below or to such other place as the parties hereto shall specify by notice to the other parties hereto given in the manner required above. Any notice, demand, consent or other communication given hereunder in the manner required above shall be deemed to have been effected and received as of the date hand-delivered or, if mailed, three days after the date so mailed, or if sent via overnight courier, the next business day.


If to any member of the Irex Group:      Irex Corporation
                                         120 North Lime Street
                                         Lancaster, PA  17608
                                         Attn:  W.K. Liddell,
                                         President and Chief Executive Officer

With a copy to:                          James E. Hipolit, Esquire
                                         Sr. Vice President & General Counsel
                                         Irex Corporation
                                         120 North Lime Street
                                         P. O. Box 1268
                                         Lancaster, PA 17603

If to SPI:                               Specialty Products & Insulation Co.
                                         1097 Commercial Avenue
                                         P. O. Box 576
                                         East Petersburg, PA  17520-0576
                                         Attn:  Ronald L. King, President


With a copy to:                          Wanda S. Whare, Esquire
                                         Corporate Counsel
                                         Specialty Products & Insulation Co.
                                         1097 Commercial Avenue
                                         P. O. Box 576
                                         East Petersburg, PA  17520-0576

          (e) Entire Agreement.  All prior negotiations, discussions and
              ----------------
agreements of, by and between the parties and/or their representatives, concerning the subject matter hereof, whether in writing or by parol, are herein merged and engrossed, and except for this Agreement and the Benefit Sharing Agreement and Tax Sharing and Indemnification Agreements and other agreements, documents and instruments contemplated hereby and thereby, there are and shall be no other agreements and/or understandings by the parties other than as contained herein or therein or in a subsequent amendment or rider executed by the parties with all of the formalities hereto.

          (f) Governing Law; Jurisdiction.  This Agreement shall be governed by,
              ---------------------------
and construed and enforced in accordance with, the laws of the Commonwealth of Pennsylvania, as from time to time constituted and without regard to the conflicts of laws principles thereof. Subject to Section 21, the parties agree that any action brought in connection with this Agreement shall be maintained only in The Court of Common Pleas of Lancaster County or The United States District Court for the Eastern District of Pennsylvania, or a court to which an appeal from any such court could be taken. The parties consent to the exclusive personal jurisdiction of such courts for all such purposes.

          (g) Amendments, Waivers and Consents.  Any provision in this Agreement
              --------------------------------
to the contrary notwithstanding, changes in or additions to this Agreement may be made, and compliance with any covenant or provision herein set forth may be omitted or waived, with the written consent of the parties hereto.

          (h) Effect of Headings.  The section headings contained herein are for
              ------------------
convenience of reference only and in no way shall they be held to nor shall they affect the construction hereof.

          (i) Counterparts.  This Agreement may be executed in counterparts, all
              ------------
of which together shall constitute a single agreement.

          (j) Survival.  All agreements made by the parties in this Agreement,
              --------
or in any certificates or other documents delivered pursuant hereto, shall survive the Closing Date.

          (k) Assignment.  This Agreement shall not be assignable by either
              ----------
party without the prior written approval of the other party. To the extent assignable, this Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their successors and assigns.

     IN WITNESS WHEREOF, the parties have executed this Corporate Separation Agreement the day and year first above written.

                                IREX CORPORATION


                                By:
                                   -------------------------------------
Attest:
       ----------------------
          Secretary

                                ACandS, INC.



                                By:
                                   -------------------------------------
Attest:
       ----------------------
          Secretary



                                CENTIN, LLC



                                By:
                                   -------------------------------------
Attest:
       ----------------------
          Secretary



                                SPACECON, LLC

                                By:
                                   -------------------------------------
Attest:
       ----------------------
          Secretary


                                SPECIALTY PRODUCTS &
                                INSULATION CO.



                                By:
                                   -------------------------------------
Attest:
       ----------------------
          Secretary